EXHIBIT 10.14

December 4, 2018 Saleel Awsare

Dear Saleel,

I am pleased to offer you the position of Senior Vice President, Corporate Marketing, Synaptics Incorporated, reporting directly to me. Your expected start date for the position is December 10, 2018. You will receive a monthly salary of $29,166.67 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $350,000).

In return for your acceptance of this agreement, Synaptics will offer you a sign-on bonus of $100,000, subject to applicable withholding taxes. If you should voluntarily terminate your employment with Synaptics or should Synaptics terminate you for cause less than twelve months after your start date for the position, the entire $100,000 must be reimbursed in full to Synaptics on or prior to your last day of employment. This sign-on bonus will be paid out on the next feasible payroll of your start date.

For Synaptics' fiscal year 2019, you are eligible to receive an annual incentive target of 60% of your base salary for each Synaptics Incorporated fiscal year. Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of Synaptics, is not guaranteed and is subject to Synaptics' Incentive Plan Policy.

Your performance will be reviewed at the end of each fiscal year as part of the company's normal focal review process.

Subject to the approval of the Compensation Committee of the Board of Directors of the Company, you will receive 10,000 Deferred Stock Units ("RSUs") and 5,000 Deferred Stock Award  for  Market  Stock Units ("MSUs") . Your RSUs shall vest as follows: 1/3 of  the  RSUs  shall  vest  on  the  delivery  date  (January 31, April 30, July 31, October  31) occurring in the calendar  quarter  one  year from the grant  date  and 1/3 of the RSUs will vest each year thereafter on the anniversary  of the delivery  date such  that  your  entire award will be fully vested in the calendar quarter of the third anniversary of  the  grant  date. The MSUs will be based on the Company's total shareholder return performance in the three year fiscal  period from October 2018 to September 2021 as  determined  by  the  Company's  Board  of  Directors.  Vesting of your RSUs and MSUs is contingent on your continued employment with the Company.

Upon approval of the Company's Board of Directors, you will be designated an "Executive" under the Company's Change of Control Policy for Principal Executive Officers and a "Covered Executive" under the Company's Severance Policy for Principal Executive Officers.

You should be aware that your employment with the Company is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

In order to accept the Company's offer, please sign and date this letter in the space provided below. We would appreciate a response no later than December 5, 2018. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Synaptics Incorporated • 1251 McKay • San Jose, CA 95131 USA

Ph: 408.904.1100 • Fax: 408. 904.1110

www.synaptics.com

Saleel, we are really looking forward to your continued contributions to Synaptics and adding your experience and energy to our growing company.

Sincerely,

/s/ Rick Bergman

Rick Bergman
President and CEO

ACCEPTED AND AGREED TO
this 5th day of December, 2018

Start Date:
Signature:	/s/ Saleel Awsare	Full Legal Name: Saleel Awsare

Synaptics Incorporated • 1251 McKay • San Jose, CA 95131 USA

Ph: 408.904.1100 • Fax: 408. 904.1110

www.synaptics.com